Exhibit 10.1

HUMANA

VOLUNTARY RELEASE AND SEPARATION AGREEMENT

This Voluntary Release and Separation Agreement (“Agreement”) sets forth the understanding between you, James E. Murray, and Humana Inc. and its affiliates and subsidiaries (“Humana”) with respect to the mutual Retirement of your employment with Humana. In consideration of your agreement to the terms set forth below and the mutual benefits to be derived hereunder, and provided you have executed this Agreement on or after your last date of employment, which is March 31, 2017 (the “Retirement Date”), it is agreed:

A.	CONSIDERATION

1)	Severance Pay: You will receive 18 months of your annual base salary totaling $1,291,380.00 (hereafter referred to as “Severance Pay”), less legally required withholdings and less any debts or expenses you owe to Humana. This Severance Pay shall be paid to you in bi-weekly equal installments through March 15, 2018. The length of time that the biweekly Severance Payments are due and owing to you shall be called the Severance Pay Period. If you agree to the terms of this Agreement, the Severance Pay Period shall begin on the day immediately following your last date of employment and continue through March 15, 2018; provided, that, the first payment shall be made on the first payroll date following the date this Agreement becomes effective. Each payment of Severance Pay shall be considered a “separate payment” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

2)	Lump Sum Payment: You will received an additional lump sum payment equal to 9 months of your annual base salary totaling $645,690.00, less legally required withholdings (the “Lump Sum”). This Lump Sum shall be paid to you by no later than January 31st 2018.

2)	Pro-Rated Incentive Payment: You will receive compensation under your 2017 Management Incentive Plan (the “MIP”), which will be pro-rated based on the period of your active participation in the MIP and calculated according to the terms of the MIP. The pro-rated MIP compensation will be paid to you on or before March 15, 2018.

James E. Murray

3)	Outplacement Services: Humana agrees to pay for 6 months of Right Choice outplacement services provided through Right Management Consultants after the Retirement Date.

4)	Financial Planning Services: Humana agrees to pay for financial planning services provided by The Ayco Company, L.P. for one year from the Retirement Date.

5)	Obtaining Consideration: The Consideration provided for in this Agreement, which you agree you are otherwise not entitled to receive without executing this Agreement, is available if you agree to, and abide by each of the terms of this Agreement. In order to receive the Consideration, this executed Agreement must be postmarked no later than twenty-one (21) days after the Retirement Date, if mailed, or hand-delivered to Joan Lenahan, Vice President & Corporate Secretary, Humana Inc., 500 W. Main Street, 21st Floor, Louisville, Kentucky 40202, no later than twenty-one (21) days after the Retirement Date. You will have seven (7) days following your execution of this Agreement to revoke the Agreement (the “Revocation Period”). Revocation must be in writing, clearly stating your intent to revoke the Agreement, addressed to Joan O. Lenahan, Vice President & Corporate Secretary, Humana Inc., 500 W. Main Street, 21st Floor, Louisville, Kentucky 40202. The written revocation must be either hand delivered with a signature receipt by a Humana representative or sent certified or registered mail and, in either case, received by Humana prior to the end of Revocation Period. If you do not revoke or cancel this Agreement prior to the end of the Revocation Period, this Agreement shall become fully effective at the end of Revocation Period.

B.	GENERAL RELEASE OF CLAIMS

Release: The foregoing is in consideration of your agreement that the Consideration provided above is accepted in return for full and final release and settlement of any and all legal and equitable claims of any type relating to your employment or separation from employment which you have or may have against Humana or any of its officers, agents, or employees, as of the date of this Agreement. You represent that you have not filed or otherwise initiated any complaints, claims, or charges with any local, state or federal court, agency or board, based on events occurring prior to and including the date you execute this Agreement. You agree to bring no lawsuits, claims, demands or charges of any kind, whether in tort, contract or common law or pursuant to any federal, state or local ordinance or statute, relating to your employment or to your separation from employment. This release includes, but is not limited to, any right, charge,

James E. Murray

claim, or claims, whether known or unknown, under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Americans With Disabilities Act, the Employee Retirement Income Security Act, the Family and Medical Leave Act, the Fair Labor Standards Act, the Equal Pay Act, and any and all claims under any other federal, state, or local statutory, administrative, constitutional, common law or other legal or equitable theory, including but not limited to, claims for wrongful discharge or breach of contract. You agree and understand that you do not waive rights or claims that may arise after the end of the seventh day following your execution of this Agreement.

Nothing contained herein will be construed as preventing you or Humana from providing information to or making a claim with any governmental agency (e.g., Equal Employment Opportunity Commission, a state civil or human rights agency or commission and/or or other federal or state regulatory or law enforcement agency), to the extent permitted or required by law. This Agreement will, however, constitute an absolute bar to your recovery of any damages or additional compensation from Humana arising out of or in connection with any such claim. You will not be entitled to recover and agree to waive any recovery against Humana in connection with any such claim, charge or proceeding without regard to who has brought such Complaint or charge. You further agree that if any agency or court assumes jurisdiction over any claim against Humana on your behalf or otherwise for your benefit, you will direct that agency or court to withdraw from or dismiss with prejudice the claim.

With respect to any rights that you may have under the Fair Labor Standards Act (“FLSA”) and/or any state wages and hours statutes, you acknowledge and aver that you have received all compensation to which you are entitled, including regular and overtime wages, and that Humana paid such wages to you in full compliance with the FLSA and state law.

You irrevocably assign to the federal government, or relevant state or local government, any right you may have to any proceeds, bounties or awards in connection with any claims filed by or on behalf of the government under any laws, including but not limited to, the False Claims Act and/or the Dodd-Frank Act (and/or any state or local counterparts of these federal statutes or any other federal, state or local qui tam or “bounty” statute) against the Company. You also represent and promise that you will deliver any such proceeds, bounties or awards to the United States government (or other appropriate governmental unit). Notwithstanding the foregoing, this Agreement does not limit your right to receive an award for information provided to the Securities and Exchange Commission.

James E. Murray

C.	ADDITIONAL AGREEMENTS/OBLIGATIONS

1)	Benefits: You will be entitled to continuation of health coverage, under an insured program available to Humana employees, by paying an amount for such coverage calculated in the manner provided under the Consolidated Omnibus Budget Reconciliation Act (COBRA) (the “Extended Benefit”). The Extended Benefit shall continue until the earlier of a) age 65; b) the effective date of your coverage under equivalent benefits from a new employer (provided that no such equivalent benefits shall be considered effective unless and until all pre-existing conditions limitations and waiting period restrictions have been waived or have otherwise lapsed); or c) your death. Your spouse, as your dependent, shall also be entitled to the Extended Benefits until your spouse reaches age 65, under the same plans and subject to the same terms and cost of coverage under those plans.

3)	Other Compensation: You will also receive the following: a) compensation you are entitled to under Humana’s Retirement Equalization Plan; b) the 401(k) balance you are entitled to receive under the terms of Humana’s 401(k) Plan.

4)	Stock Agreements: You understand and agree that the provisions of your Stock Option Agreements; Incentive Stock Option Agreements, Restricted Stock Agreements; and Restricted Stock Unit Agreements dated October 16, 1989 through February 18, 2016 (collectively the “Stock Agreements”) shall remain in force, including but not limited to all vesting and forfeiture provisions and the Sections entitled Agreement Not to Compete and Agreement Not To Solicit. You further agree that any violation or threatened violation of the provisions of the Stock Agreements, including but not limited to the Sections entitled Agreement Not to Compete and Agreement Not To Solicit, will result in irreparable injury to Humana, that the remedy at law for any violation or threatened violation of such provision(s) are inadequate and in the event of any such breach or threatened breach Humana, in addition to any other remedies or damages available to it at law or in equity, shall be entitled to temporary injunctive relief before trial as a matter of course, and to permanent injunctive relief without the necessity of proving actual damages.

James E. Murray

5)	Agreement Not to Compete and Not to Solicit: In consideration of the Severance, the Lump Sum and of your receipt of Humana’s significant Confidential Information, as defined in Section D(2) below, you agree that up to and including December 31, 2018 (the “Restricted Period”) you, directly or indirectly, personally, or as an employee, officer, director, partner, member, owner, shareholder, investor or principal of, or consultant or independent contractor with, another person, shall not engage in any Prohibited Activity with or for a Competing Business (defined below) in the Restricted Territory. This restriction includes engaging in any preparatory activities respecting the commencement of any Competing Business, including the discussion, either publicly or privately of Humana’s development, invention, or creation of, product or service concepts, product or service designs, underwriting techniques, policy and application forms, marketing intelligence, inventions, technology, or other related information. In addition, during the Restricted Period, you must obtain the advance written approval of Humana prior to engaging in employment or other compensatory services (including services as an agent or independent contractor) for any Competing Business that does not involve Prohibited Activity. The provisions of this Section C(3) are in addition to any other non-competition obligations that you may have.

Humana agrees that your current service on the Board of Directors of LifeCare Holdings, LLC does not breach this provision or the provisions of the Stock Agreements entitled Agreement Not to Compete. Should you become employed with LifeCare Holdings, LLC in the future, Humana also agrees that such employment does not breach this provision or the provisions of the Stock Agreements entitled Agreement Not to Compete. The Non-Solicitation provisions of this Agreement and the Stock Agreements shall remain in full force and effect.

Your passive ownership of less than five percent (5%) of the securities of a publicly traded company shall not be treated as an action in violation of the restrictions set forth herein above.

For purposes of this Agreement, “Competing Business” shall mean (i) any business or commercial activity that Humana is, has been or was preparing to be engaged in at any time within the last two years of your employment and about which you had access to Confidential Information; or (ii) any business that provides a product or service that would conflict with, compete with or replace products or services sold by Humana that you were involved in.

James E. Murray

For purposes of this Agreement, “Prohibited Activity” means any service or activity on behalf of a Competing Business that involves the planning, management, supervision or providing of services that are similar in nature or purpose to those services you provided to Humana during the last two years of your employment, or any other activities that would involve the use or disclosure of Confidential Information.

For purposes of this Agreement, “Restricted Territory” shall mean the geographical markets in which Humana or its subsidiaries have been engaged in business or commercial activities and about which you had access to Confidential Information, in the last two years of your employment.

You agree that that you will notify Humana of any offers of employment you receive during the Restricted Period for determination of whether the prospective employment is with a Competing Business or involves Prohibited Activity.

You also agree that during the Restricted Period, you, directly or indirectly, personally, or as an employee, officer, director, partner, member, owner, material shareholder, investor or principal of, or consultant or independent contractor with, another entity, shall not:

1. Interfere with the relationship of Humana and/or any of its affiliates and any of its employees, agents, representatives, consultants or advisors.

2. Divert, or attempt to cause the diversion from Humana and/or any of its affiliates, any Company Business, nor interfere with relationships of Humana and/or any of its affiliates with its policyholders, agents, brokers, dealers, distributors, marketers, sources of supply or customers.

3. Solicit, recruit or otherwise induce or influence any employee of Humana and/or any of its affiliates to accept employment in any business which competes with Humana, in any of the geographic areas in which the Company and/or any of its affiliates is then currently doing Company Business.

For purposes of this provision “Company Business” shall mean any business related to a service or product offered by Humana and/or any of its affiliates during the two-year period immediately preceding the Retirement Date that you engaged in or rendered any consultation or business advice or other services with respect to, during your employment with Humana and/or any of its affiliates.

6)	Cessation of Status as an Officer: Effective March 31, 2017, you will no longer be an officer or director of Humana Inc., and of any subsidiaries and other affiliates of Humana Inc. of which you are an officer or director. Accordingly, you will not hold yourself out as being an officer or director, or as having any authority to bind, Humana Inc. or any such subsidiary or affiliate. You agree to execute any documents necessary to reflect the change in status.

James E. Murray

D.	COVENANTS

1)	Ownership of Intellectual Property: You agree and acknowledge that all work or work product that you created, developed, produced, utilized or assisted in the creation, development, production, or utilization of, including but not limited to work or work product you were involved in, observed or were exposed to in any way, while you were employed by Humana is the intellectual property of Humana, and as such, is owned by Humana and you have no interest or claim to said work or work product. Whenever requested to do so by Humana, you shall execute any and all applications, assignments or other instruments which Humana shall deem necessary to apply for and obtain trademarks, patents or copyrights of the United States or any foreign country or otherwise protect the interests of Human and its affiliates in any such intellectual property.

2)	Confidentiality and Covenant Not to Disclose: You acknowledge and agree, that during or as a result of your employment with Humana, you have been exposed to and have received non-public information relating to the confidential affairs of Humana and its affiliates, including, without limitation, technical information, intellectual property, business and marketing plans, strategies, customer information, software, other information concerning the products, promotions, development, financing, expansion plans, business policies and practices of the Humana and its affiliates and other forms of information considered by Humana and its affiliates to be confidential or in the nature of trade secrets (including, without limitation, ideas, research and development, know-how, formulas, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals) (collectively, the “Confidential Information”). You agree that the Confidential Information is owned by Humana and that you will not, directly or indirectly, disclose, share or divulge in any manner or in any way through any type of communication or medium, including but not limited to, verbal, electronic, written or auditory, any of said Confidential Information which is now known to you or which hereafter may become known to you as a result of your employment by Humana to any person, firm, corporation, private or public entity of any kind, or use or attempt to use such information in any way. Additionally, all provisions of the Confidentiality Agreement you agreed to upon employment and affirmed each year thereafter also remain in full force and effect.

James E. Murray

If you are requested or compelled to divulge Confidential Information under operation of law, governmental regulation(s) or investigation, subpoena or court order, you agree, prior to any disclosure, to notify Humana of such potential disclosure and cooperate fully with Humana with regard to such proceedings prior to disclosing the information requested, including cooperation with Humana’s counsel or counsel provided to you at Humana’s cost. Humana acknowledges and agrees that disclosure of Confidential Information under such circumstances and with the express consent of Humana shall not constitute a breach of this Agreement.

3)	No Disparagement: You agree not to do or say anything that would diminish or constrain Humana’s good will or good reputation or that of Humana’s employees, officers, directors, agents, products, or services. You agree not to disparage or seek to injure Humana’s reputation or that of such other aforementioned individuals. You agree to refrain from making negative statements regarding Humana’s methods of doing business, the quality, wisdom or effectiveness of Humana’s business policies or practices, or the quality of Humana’s products, services, or directors, officers or other personnel. Nothing in this provision prohibits you from initiating or cooperating in any government agency investigation or legal proceeding.

4)	Cooperation in Defense of Future Actions and in Furtherance of Business Matters: You agree that, if requested by Humana, you will fully cooperate in the event that your assistance or testimony is needed in any litigation, threatened litigation, or dispute arising from events and circumstances which occurred during your employment with Humana. You also agree that, if requested by Humana, you will fully cooperate and provide assistance to Humana in any matter of which you have or have had knowledge that Humana may consider to be helpful to it in the furtherance of its business matters.

E.	MISCELLANEOUS

1)	No Admission of Liability: It is understood that nothing in this Agreement constitutes any kind of admission of wrongdoing by any party or acknowledgment that Humana has any liability or obligation to you, other than to fulfill the obligations or Agreements contained herein upon proper execution of this Agreement.

James E. Murray

2)	Entire Agreement: This Agreement, the Stock Agreements and the Confidentiality Agreement reflect the entire understanding between Humana and you, and no statements, promises or inducements, whether written or oral, made by either party that are not contained in this Agreement, the Stock Agreements or the Confidentiality Agreement shall be valid or binding upon the parties to this Agreement.

3)	Severability: In the event any portion of this Agreement is held to be unenforceable, the remainder of this Agreement shall remain in full force and effect and shall be enforced in harmony with the purpose of the Agreement.

4)	Counterpart: This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same instrument.

F.	ACKNOWLEDGMENTS: You and Humana hereby acknowledge and agree:

1)	that you were provided a period of at least twenty-one (21) days to review and consider this Agreement, that you voluntarily waive the remaining balance of this time period if you sign this Agreement before the end of the twenty-one (21) day time period, and that any changes to this Agreement that were made after you first received it either were not material or were made at your request and will not restart the twenty-one (21) day period;

2)	that you have been advised in writing to consult with an attorney prior to executing this Agreement;

3)	that you have been provided a period of seven (7) days immediately following your execution of this Agreement to revoke this Agreement by written notification to Humana by the procedures described in Section A(3) of this Agreement and that this Agreement shall not become effective or enforceable before the end of the seven (7) day Revocation Period;

4)	the Consideration is in addition to anything of value to which you are entitled from Humana.

5)	that you understand each of the terms of this Agreement and the effect of executing this Agreement by your signature; and

James E. Murray

6)	that you are executing this Agreement as your own free act and deed, without any coercion or duress, and that you agree to each of the terms and provisions of this Agreement, and that you hereby release any and all of the rights and claims as set forth above in exchange for the Consideration referred to above, which you acknowledge and agree is not Consideration to which you are otherwise entitled without signing this Agreement.

IN WITNESS WHEREOF, as their free and voluntary act, the parties have executed this Agreement as of the date indicated.

HUMANA

BY:	/s/ Joan O. Lenahan	/s/ James E. Murray
Humana Representative		James E. Murray

Joan O. Lenahan		April 1, 2017
Humana Representative Name (please print)		Date

Vice President – Corporate Secretary
Title

April 1, 2017
Date

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